UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No._)*




                           DOLLAR GENERAL CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.875 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    256677105
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2009
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of               0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            64,990,262
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              64,990,262

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          64,990,262


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


          19.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             64,990,262
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           64,990,262

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


            64,990,262


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           19.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             24,016,672
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              24,016,672

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          24,016,672


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               24,016,672
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               24,016,672

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           24,016,672


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             19,976,223
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              19,976,223

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          19,976,223


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.9%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          PN

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              19,976,223
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               19,976,223

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


            19,976,223


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


          5.9%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          OO

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            6,604,177
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,604,177

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,604,177


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.9%


------------------------------------------------------------------------------
12.   Type of Reporting Person

         PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            6,604,177
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,604,177

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,604,177


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.9%


------------------------------------------------------------------------------
12.   Type of Reporting Person

         OO

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             853,553
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              853,553

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         853,553


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             853,553
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              853,553

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         853,553


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS DGC INVESTORS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             3,624,714
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              3,624,714

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         3,624,714


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS DGC ADVISORS, L.L.C.


------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             3,624,714
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              3,624,714

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         3,624,714


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             7,206,996
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              7,206,996

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         7,206,996


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         GS DGC OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             7,206,996
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              7,206,996

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         7,206,996


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

         CO

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 256677105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         GSUIG, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             2,707,927
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            2,707,927

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         2,707,927


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.8%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          OO

------------------------------------------------------------------------------







Item 1(a).         Name of Issuer:
                   DOLLAR GENERAL CORPORATION

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   100 Mission Ridge
                   Goodlettsville, TN 37072


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI FUND, L.P.
		                 GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
             		    GS CAPITAL PARTNERS VI PARALLEL, L.P
           	       GS CAPITAL PARTNERS VI GMBH & CO. KG
              	    GS ADVISORS VI, L.L.C.
              	    GSCP VI ADVISORS, L.L.C.
              	    GSCP VI OFFSHORE ADVISORS, L.L.C.
              	    GOLDMAN, SACHS MANAGEMENT GP GMBH
              	    GOLDMAN SACHS DGC INVESTORS, L.P.
              	    GS DGC ADVISORS, L.L.C.
              	    GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.
              	    GS DGC OFFSHORE ADVISORS, INC.
              	    GSUIG, L.L.C



Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE  GOLDMAN  SACHS  GROUP,  INC.,  GOLDMAN,  SACHS & CO., GS
                   CAPITAL PARTNERS VI FUND, L.P., GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., GS CAPITAL PARTNERS VI PARALLEL, L.P., GSCP VI ADVISORS, L.L.C., GS ADVISORS VI, L.L.C., GSCP VI OFFSHORE ADVISORS, L.L.C., GOLDMAN SACHS DGC INVESTORS, L.P., GS DGC ADVISORS, L.L.C., GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P., GS DGC OFFSHORE ADVISORS, INC., GSUIG, L.L.C:
                   85 Broad Street, New York, NY 10004

                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.:
                   c/o M&C Corporate Services Ltd.,
                   P.O. Box 309, Grand Cayman, Cayman Islands

                   GS CAPITAL PARTNERS VI GMBH & CO. KG,
                   GOLDMAN, SACHS MANAGEMENT GP GMBH:
                   Messeturm, Friedrich-Ebert-Anlage 49
                   60323, Frankfurt/Main, Germany


Item 2(c).         Citizenship:

                   THE  GOLDMAN  SACHS  GROUP,  INC. - Delaware
                   GOLDMAN,  SACHS & CO. - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.- Cayman Islands GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS CAPITAL PARTNERS VI GMBH & CO. KG  - Germany
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GOLDMAN SACHS DGC INVESTORS, L.P. - Delaware
                   GS DGC ADVISORS, L.L.C. - Delaware
                   GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.
                   - Delaware
                   GS DGC OFFSHORE ADVISORS, INC.  - Delaware
                   GSUIG, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany


Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.875 par value

Item 2(e).         CUSIP Number:
                   256677105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                    Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from,or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
		                  NONE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

* In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  John Colangelo
             ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS ADVISORS VI, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DGC INVESTORS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS DGC ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS DGC OFFSHORE ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSUIG, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact







                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.10         Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.11         Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.12         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.13         Power of Attorney, relating to
                GOLDMAN SACHS DGC INVESTORS, L.P.
  99.14         Power of Attorney, relating to
                GS DGC ADVISORS, L.L.C.
  99.15         Power of Attorney, relating to
                GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.
  99.16         Power of Attorney, relating to
                GS DGC OFFSHORE ADVISORS, INC.
  99.17         Power of Attorney, relating to
                GSUIG, L.L.C
  99.18         Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.



                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.875 par value, of DOLLAR GENERAL CORPORATION and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  John Colangelo
             ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS ADVISORS VI, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DGC INVESTORS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS DGC ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS DGC OFFSHORE ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSUIG, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact




                                                               		 EXHIBIT (99.2)


                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned by Buck Holdings, L.P.Buck Holdings, LLC is the General Partner of Buck Holdings, LLC. The membership interests of Buck Holdings, LLC are held by a private investor group, including affiliates of each of Kohlberg Kravis Roberts & Co. L.P. and GOLDMAN, SACHS & CO. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. GS CAPITAL PARTNERS VI FUND, L.P., GS CAPITAL PARTNERS VI PARALLEL, L.P., GOLDMAN SACHS DGC INVESTORS, L.P.,GSUIG, L.L.C., each a Delaware limited partnership, GS CAPITAL PARTNERS VI OFFSHORE FUND, and GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P. each a Cayman Islands exempted limited partnership, and GOLDMAN, SACHS MANAGEMENT GP GMBH, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), each directly own limited partnership interests in Buck Holdings L.P. which or are owned, or may be deemed to be beneficially owned, by Goldman Sachs. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                                                                  EXHIBIT (99.3)


                               ITEM 8 INFORMATION


Each of the Investing Entities directly own limited partnership interests in Buck Holdings L.P. The limited partnership interests of Buck Holdings L.P. are held by a private investor group, which including affiliates of each of Kohlberg Kravis Roberts & Co Inc. and Goldman Sachs and other equity investors. The aggregate number of shares of common stock, par value $0.875 per share (the "Common Stock") of Dollar General Corporation (the "Issuer") held by Buck Holdings L.P. is 299,713,583, or 88% of the Common Stock of the Issuer based on 340,588,205 shares of Common Stock outstanding as of December 1, 2009. The share ownership reported for the Investing Entities does not include any shares of Common Stock owned by other investors in Buck Holdings L.P., except to the extent disclosed in this Schedule 13G. Each of the Investing Entities disclaims benficial ownership of any shares of Common Stock owned by Buck Holdings L.P. or by the other investors of Buck Holdings L.P., except to the extent disclosed in thi s Schedule 13G.


                                                                  EXHIBIT (99.4)


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6, 2008.

THE GOLDMAN SACHS GROUP, INC.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Executive Vice President and General Counsel




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company"), pursuant to that Power of Attorney dated October 6,2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.5)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6, 2008.

GOLDMAN, SACHS & CO.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Managing Director



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO. (the "Company") , pursuant to that Power of Attorney dated October 6, 2008 (the "POA"), does hereby designate John Colangelo, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS & CO.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                  EXHIBIT (99.6)


                            POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.


GS CAPITAL PARTNERS VI FUND, L.P.,
By: GSCP VI Advisors, L.L.C., its general partner


By:/s/ Christine Vollertsen
-----------------------------------
Name:  Christine Vollertsen




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS VI FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                  EXHIBIT (99.7)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.,
By: GSCP VI Offshore Advisors, L.L.C., its general partner



By: /s/ Christine Vollertsen
-----------------------------------
Name:   Christine Vollertsen
Title:  Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.8)


                                 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.


GS CAPITAL PARTNERS VI PARALLEL, L.P.

BY: GS Advisors VI, L.L.C.,
        its general partner

By:/s/ Christine Vollertsen
----------------------------
Name: Christine Vollertsen
Title: Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS VI PARALLEL, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.9)


                                  POWER OF ATTORNEY




KNOW ALL PERSONS BY THESE  PRESENTS that GS CAPITAL  PARTNERS VI GMBH & CO.
KG (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By:  GS Advisors VI, L.L.C., its managing limited partner



By:/s/ Christine Vollertsen
-----------------------------------
Name:  Christine Vollertsen
Title: Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS VI GMBH & CO. KG


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                EXHIBIT (99.10)


                                      POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.

GSCP VI ADVISORS, L.L.C.

By:/s/ Christine Vollertsen
----------------------------
Name: Christine Vollertsen
Title: Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP VI ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSCP VI ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                 EXHIBIT (99.11)

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, her eby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.


GSCP VI OFFSHORE ADVISORS, L.L.C.

By:/s/ Christine Vollertsen
----------------------------
Name: Christine Vollertsen
Title: Vice President




                 DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP VI OFFSHORE ADVISORS, L.L.C.(the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSCP VI OFFSHORE ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.12)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:  /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Managing Director





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.13)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DGC  INVESTORS,  L.P.
(the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 8, 2009.


GOLDMAN SACHS DGC INVESTORS, L.P.
By: GS DGC ADVISORS, L.L.C.


By:/s/ John E. Bowman
-----------------------------------
Name:  John E. Bowman
Title: Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS DGC INVESTORS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 8, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN SACHS DGC INVESTORS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.14)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS DGC ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 8, 2009.


GS DGC ADVISORS, L.L.C.


By:/s/ John E. Bowman
-----------------------------------
Name:  John E. Bowman
Title: Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS DGC ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 8, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS DGC ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.15)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 8, 2009.


GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.
By: GS DGC OFFSHORE ADVISORS, INC.


By:/s/ John E. Bowman
-----------------------------------
Name:  John E. Bowman
Title: Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 8, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN SACHS DGC INVESTORS OFFSHORE HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.16)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE  PRESENTS that GS DGC OFFSHORE  ADVISORS,  INC.
(the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 8, 2009.


GS DGC OFFSHORE ADVISORS, INC.


By:/s/ John E. Bowman
-----------------------------------
Name:  John E. Bowman
Title: Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS DGC OFFSHORE ADVISORS, INC. (the "Company"), pursuant to that Power of Attorney dated September 8, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS DGC OFFSHORE ADVISORS, INC.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.17)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GSUIG, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 8, 2009.


GSUIG, L.L.C.


By: /s/ Richard Friedman
-----------------------------------
Name:   Richard Friedman
Title:  Director





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSUIG, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 8, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSUIG, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.18)



                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea Louro DeMar, Yvette Kosic, Rachel E. Parrish, Michael T. Seeley, and Kevin P. Treanor, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifyi ng and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 1, 2008.

GS ADVISORS VI, L.L.C.

By: /s/ Christine Vollertsen
----------------------------
Name: Christine Vollersten
Title: Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS ADVISORS VI, L.L.C. (the "Company"), pursuant to that Power of Attorney dated April 1, 2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS ADVISORS VI, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact